Our ref  JST/626664.001
Your ref

China Discovery Acquisition Corp. P.O. Box 309 GT, Ugland House South Church Street, George Town Grand Cayman Cayman Islands	Direct: +1 284 852 3021
Cell:
E-mail: jose.santos@maplesandcalder.com

8 February 2007

Dear Sirs

China Discovery Acquisition Corp. (the "Company")

We have acted as special Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto ("Form F-1"), filed with the Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (the "Registration Statement") related to the offering and sale of (i) 5,000,000 units ("Units"), with each Unit consisting of one ordinary share, par value US$0.0001 per share (the "Shares"), and two warrants, each to purchase one Share (the "Warrants") to the underwriters for whom EarlyBirdCapital, Inc. (the "Representative") is acting as representative (collectively, the "Underwriters"); (ii) up to 750,000 Units the ("Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any; (iii) up to 500,000 Units (the "Purchase Option Units") which the Representatives will have the right to purchase for their own account or that of their designees; (iv) all Shares and all Warrants issued as part of the Units, Over-Allotment Units and the Purchase Option Units; and (v) all Shares issuable upon exercise of the Warrants included in the Units, Over-Allotment Units and the Purchase Units. In addition, the Registration Statement relates to (A) the re-sale by certain individuals (the “Insiders”) of an aggregate of 105,000 Units (the “Insider Units”), representing 105,000 Shares and 210,000 Warrants and 1,033,334 Warrants (the "Insider Warrants") to purchase 1,033,334 Shares; (B) all Shares and all Warrants issued as part of the Insider Units; and (C) all Shares issuable upon exercise of the Warrants included in the Insider Units and underlying the Insider Warrants. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The Certificate of Incorporation and the Memorandum and Articles of Association of the Company as registered or adopted on 8 January 2007;

1.2	the written resolutions of the directors of the Company dated [ ] February 2007;

1.3	a Certificate of Good Standing issued by the Registrar of Corporate Affairs in the Cayman Islands (the "Certificate of Good Standing");

1.4	a certificate from a director of the Company, a copy of which is annexed hereto (the "Directors' Certificate");

1.5	the Form F-1;

1.6	a draft of the warrant agreement and the warrant certificate (the "Warrant Documents") constituting the Warrants; and

1.7	a draft of the unit certificates (the "Unit Certificates") constituting the Unites, the Over-Allotment Units and the Purchase Option Units.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

Under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1
the Warrant Documents and the Units and the Unit Certificates have been or will be authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands);

2.2
the Warrant Documents, the Units and the Unit Certificates are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.3
the choice of the laws of the State of New York as the governing law of the Warrant Documents and the Units has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

2.4	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.5	all signatures, initials and seals are genuine;

2.6
the power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Warrant Documents and the Unit Certificates;

2.7	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units or the Shares or Warrants comprising such Units; and

2.8
there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3	OPINIONS

3.1	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands.

3.2
The Shares to be offered and sold by the Company as contemplated by the Form F-1 have been duly authorised for issue, and when issued by the Company against payment in full, of the consideration, in accordance with the terms set out in the Form F-1 and the terms of the underwriting agreement referred to in the Form F-1 and duly registered in the Company’s register of members (shareholders), such Shares will be validly issued, fully paid and non-assessable.

3.3
The Shares included in the Insider Units and the Shares issuable upon exercise of the Warrants included in the Insider Units and underlying the Insider Warrants to be sold to the Insiders, when issued and paid for in accordance with and in the manner described in the relevant subscription agreements to be made between the Company and such purchasers, will be duly authorized, will be validly issued, fully paid and non-assessable.

3.4
The execution and delivery of the Warrant Documents and the issue and offer of the Units and the issue of the Unit Certificates by the Company has been authorised by and on behalf of the Company and, assuming the Warrant Documents and Unit Certificates have been executed and delivered by any Director or authorised officer of the Company, the Warrant Documents and Unit Certificates have been duly executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	QUALIFICATIONS

The opinions expressed above are subject to the following qualifications:

4.1
The term "enforceable" as used above means that the obligations assumed by the Company under the Warrant Documents and the Units are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

4.1.1
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

4.1.2
enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; and

4.1.3
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Form F-1 included in the Registration Statement. In the giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

MAPLES and CALDER